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                                ADDENDUM NO.  I

                                       to

                      the USD 10,000,000 - loan agreement
                          DATED 12TH OF DECEMBER 1994
                             (the "Loan Agreement")

                                    between

                                 DRILLERS, INC.
                                 (as Borrower)

                                      and

                               NORDLANDSBANKEN AS
                                  (as Lender)

WHEREAS:

A. The parties entered into the Loan Agreement on 12th of December 1994 for the purpose set forth therein.

B. The Lender has agreed to waive payment of installments due in respect of the Loan for the period from 1 August 1995 through 31 December 1996 and extend the Final Repayment Date until 12 December 1999 on terms and conditions set out herein.

IT IS HEREBY AGREED:

1. All terms shall have the same meaning in this Addendum as in the Loan Agreement, unless otherwise stated.

2.   The Loan Agreement shall be amended as follows:

     (i) The definition of Final Repayment Date in Clause 2 of the Loan Agreement shall read: "the date falling 60 months after the first Drawdown Date";

     (ii) the definition of Installment Dates in Clause 2 of the Loan Agreement shall read: "the dates falling 6, 7 and 25 months after the first Drawdown Date and each of the dates falling at monthly intervals thereafter up to and including the Final Repayment Date";

     (iii) the definition of Promissory Note in Clause 2 of the Loan Agreement shall read: "a promissory note issued by the Borrower in favor of the Lender as set out in Schedule 4 hereto, and any promissory note issued in modification, extension or rearrangement of the
           indebtedness evidenced thereby or in replacement thereof"; and
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     (iv)  Clause 7.1 of the Loan Agreement shall be amended to read as follows:
           ----------
          "The Loan shall be repaid in 38 installments on the Installment Dates, of which the 2 first installments shall be in the amount of USDA 277,777.78 each and the remaining 36 installments shall be in the amount of USD 262,345.68 each. If any Installment Date is not a Banking Day, repayment shall be made on the next succeeding Banking
          Day in the same calendar month, or if none, the preceding Banking
          Day."

 3. With respect to payments due on Installment Dates prior to the date of this Addendum (and prior to the amendments to the Loan Agreement pursuant to this Addendum): (i) the parties acknowledge that the Borrower made a repayment of the principal of the Loan in the amount of USD 277,777.78 on 12 June 1995, a second repayment of the principal of the Loan in the amount of USD 277,777.78 on 12 July 1995 and no other repayment of the principal of the Loan; and (ii) the Lender waives any Event of Default arising as a result of the failure by the Borrower to make any repayment of the principal of the Loan in respect of the Installment Dates falling on 12 August 1995 and 12 September 1995.

4. The Borrower represents and warrants that, except for such Events of Default as are identified and waived in Clause 3 of this Addendum, no Event
                                                    -
     of Default has occurred and is continuing under the Loan Agreement.

5.   This Addendum shall be effective upon:

     (i) Issuance by the Borrower to the Lender of a new Promissory Note as set out in Schedule 1 to this Addendum;

     (ii) execution and delivery of this Addendum by the Borrower and the Lender and of the Confirmation of Guarantees attached hereto by DI and Norex;

     (iii) payment by the Borrower of a restructuring fee of 0.25% of the principal amount of the Loan as of the date of this Addendum;

     (iv) receipt by the Lender of a legal opinion as to matters of US law acceptable to the Lender; and

     (v) payment by the Borrower of all sums due under Clause 6 of this Addendum.

6. The Borrower agrees to pay all reasonable costs, charges and expenses, including legal fees, incurred by the Lender in connection with the preparation and execution of this Addendum.

7. All references in the Loan Agreement and the Security Documents to the Loan Agreement shall henceforth be references to the Loan Agreement as amended by this Addendum.

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8.   This Addendum shall be governed by and construed in accordance with the
     Laws of Norway, venue as in the Loan Agreement.

9. With respect to the Security Agreement, the parties affirm that the liens and security interests of the Security Agreement secure the Obligations (as defined in the Security Agreement) as modified hereby.


IN WITNESS WHEREOF the parties hereto have caused this Addendum to be duly executed by their duly authorized officers as of 1 October 1995.

     The Borrower:                                    The Lender:
     DRILLERS, INC.                               NORDLANDSBANKEN AS



     Max  M. Dillard                     Johnny Johnson
     President                           Deputy General Manager

                           CONFIRMATION OF GUARANTEES

The undersigned DI Industries, Inc. and Norex America, Inc. have caused this Confirmation of Guarantees to be duly executed by their duly authorized officers as of 1 October 1995 to evidence: (i) Their consent to the amendments to the Loan Agreement (as defined therein) pursuant to the Addendum to which this Confirmation of Guarantees is attached; (ii) the agreement of DI Industries, Inc. that the Guarantee Joint and several) dated 12th of December 1994 issued by it in connection with the Loan Agreement remains in FULL force and effect; and
(iii) the agreement of Norex America, Inc. that the Guarantee Joint and several) dated 12th of December 1994 issued by it in connection with the Loan Agreement remains in FULL force and effect, subject to reduction of the maximum amount thereof as a result of the payments of principal of the Loan referred to in Clause 3 of such Addendum.

            DI INDUSTRIES, INC.                 NOREX AMERICA, INC.


            Max  M. Dillard                     Name:
            President                           Title:

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                                                      Schedule I
                                                      ----------

                                PROMISSORY NOTE

The undersigned, Drillers, Inc., a Texas corporation, 625 Paragon Center One, 450 Gears Road, H Houston, Texas 77067-4581, hereby acknowledge to be liable to Nordlandsbanken AS or order the principal amount of USD 9,444,444.44.

The debt to be repaid in 36 equal monthly installments. First installment falling on 12th of January 1997.

Interest shall be calculated at a rate applicable according to loan agreement between Drillers, Inc. and Nordlandsbanken AS of 12th of December 1994, as amended by Addendum No. 1 of even date herewith (the loan agreement, as so amended, being the "Loan Agreement").
                   -----------------

The undersigned hereby accept forced collection of the principal amount, the interest and all costs relating to the collection of the debt without legal process, in accordance with the Norwegian Enforcement Act of June 26, 1992 no 86 art. 7-2.

This Promissory Note shall be governed by and construed in accordance with the laws of the kingdom of Norway, and the undersigned agree that any legal action or proceeding shall be brought into Norwegian courts. Venue shall be Oslo City Court.

This Promissory Note is issued in modification and extension, but not extinguishment, of the indebtedness evidenced by that certain Promissory Note dated 12th of December, 1994, in the principal amount of USD 10,000,000 issued by the undersigned, Drillers, Inc. to Nordlandsbanken AS or order pursuant to the Loan Agreement.

                              lst of October 1995

                                 Drillers, Inc.


                              By: /s/ Max M. Dillard
                                 -------------------
                                    Max M. Dillard
                                      President

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